Tandy Brands Accessories, Inc. J.S.B. Jenkins President/Chief Executive Officer (817) 548-0090 britt_jenkins@tandybrands.com	Investor Relations: Integrated Corporate Relations Brian Yarbrough (310) 395-6780 Media Relations: Monarch Communications, Inc. Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES REPORTS
SECOND QUARTER 2004 RESULTS

•	Operating income rose 4.6% to $7.0 million

•	Net income increased 7.8% to $3.9 million

ARLINGTON, TX, January 20, 2004 — Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for second quarter ended December 31, 2003.

For the second quarter of fiscal 2004, net sales totaled $64.2 million compared to $66.2 million for the same period last year. Net income for the second quarter of fiscal 2004 increased to $3.9 million, or $0.61 per diluted share, compared to net income of $3.6 million, or $0.60 per diluted share for the same period last year.

For the six months ended December 31, 2003, net sales rose to $128.4 million compared to $126.3 million for the same period in the prior year. Net income for the six-month period increased to $6.7 million, or $1.07 per diluted share, compared to net income of $5.4 million, or $0.91 per diluted share for the same six-month period last year. Net income results for the six months of fiscal 2003 included a non-cash charge, net of income taxes, related to adoption of Statement of Financial Accounting Standards No. 142 totaling $581,000, or $0.10 per diluted share.

J.S.B. Jenkins, president and chief executive officer, commented, “Although net sales were lower than expected, our net income results for the December quarter met expectations and surpassed last year’s results. This net income performance was driven by lower than planned selling, general and administrative expenses primarily as a result of lower advertising and a bad debt recovery of approximately $651,000 arising from a customer’s bankruptcy court settlement on accounts receivable previously reserved for by the company.”

“The decrease in sales experienced in the December quarter compared to the prior year was a result of a weak retail environment and lower fashion trend accessory sales. We anticipate these sales challenges to continue into the March quarter decreasing net sales. Therefore, our March quarterly loss per share should be within a range of a $0.02 loss to breakeven, compared to earnings of $0.17 per diluted share for the same quarter last year. Our replenishment and fashion trend based sales should return to historical levels during our June quarter. We anticipate earnings for the June quarter to be in the range of $0.10 to $0.12 per diluted share, compared to $0.11 per diluted share last year.”

Mr. Jenkins concluded, “I am pleased to report that we will pay on January 22, 2004, our second quarterly dividend of $0.025 per share to shareholders as of December 31, 2003. I am also pleased with our balance sheet improvements during the December quarter. We experienced significant decreases in accounts receivable of $12.5 million and increases in cash of $11.3 million compared to the September quarter. This cash generation during the December quarter lowered our net debt position below our original expectations and we expect to continue generating cash during the remainder of the fiscal year.”

Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ second quarter results in a conference call to be held today, Tuesday, January 20, 2004, at 10:00 a.m. ET. The dial-in number for the call is (888) 417-2317. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Tuesday, January 27, 2004, and can be accessed by dialing (877) 519-4471, passcode #4426752. A live webcast of the conference call will also be broadcast on www.viavid.net/detailpage.aspx?sid=00001908.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$64,159	$66,222	$128,391	$126,250
Cost of goods sold	42,078	42,993	84,680	82,236

Gross margin	22,081	23,229	43,711	44,014

Selling, general and administrative expenses	14,055	15,456	29,265	30,527
Depreciation and amortization	1,020	1,078	2,058	2,158

Total operating expenses	15,075	16,534	31,323	32,685

Operating income	7,006	6,695	12,388	11,329
Interest expense	(677)	(805)	(1,370)	(1,518)
Royalty, interest and other income	29	45	31	46

Income before provision for income taxes and cumulative effect of accounting change	6,358	5,935	11,049	9,857
Provision for income taxes	2,449	2,308	4,295	3,835

Net income before cumulative effect of accounting change	3,909	3,627	6,754	6,022
Cumulative effect of accounting change for SFAS No. 142, net of income taxes	—	—	—	(581)

Net income	$3,909	$3,627	$6,754	$5,441

Earnings per common share:
Before accounting change	$0.63	$0.61	$1.10	$1.02
Cumulative effect of accounting change	0.00	0.00	0.00	(0.10)

	$0.63	$0.61	$1.10	$0.92

Earnings per common share-assuming dilution:
Before accounting change	$0.61	$0.60	$1.07	$1.01
Cumulative effect of accounting change	0.00	0.00	0.00	(0.10)

	$0.61	$0.60	$1.07	$0.91

Dividends declared per share	$0.025	$0.00	$0.05	$0.00

Common shares outstanding	6,207	5,929	6,157	5,908

Common shares outstanding shares-assuming dilution	6,399	6,019	6,336	5,995

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2003	2003

ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$14,025	$3,814
Accounts receivable, net	40,805	41,672
Inventories	57,123	62,156
Deferred income taxes	4,623	4,757
Other current assets	1,685	1,250

Total current assets	118,261	113,649

Property, plant and equipment, at cost:
Property and equipment, at cost	33,175	31,885
Accumulated depreciation	(18,666)	(17,261)

Net property, plant and equipment	14,509	14,624

Goodwill, net of accumulated amortization	11,699	11,641
Other intangibles, less amortization	4,715	4,900
Other noncurrent assets	1,353	1,716

TOTAL ASSETS	$150,537	$146,530

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,937	$14,522
Accrued expenses	9,484	9,996

Total current liabilities	19,421	24,518

Notes payable	30,000	30,000
Deferred income taxes	1,863	1,776
Other noncurrent liabilities	302	182

Total liabilities	51,586	56,476

Stockholders’ equity:
Common stock	6,218	6,019
Additional paid-in capital	25,608	23,802
Cumulative other comprehensive income and unearned compensation on restricted stock	(749)	(1,196)
Retained earnings	67,874	61,429

Total stockholders’ equity	98,951	90,054

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$150,537	$146,530